BDO

Tel: 215-564-1900
Fax: 215-564-3940
www.bdo.com

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1801 Market Street, Suite 1700
Philadelphia, PA 19103

February 1, 2021

Ms. Kimberly A. Springsteen-Abbott
Commonwealth Capital Corp.
17755 US Hwy 19N
Clearwater, FL 33764

Sent via email to kspringsteen@ccclease.com

Dear Ms. Springsteen-Abbott:

BDO USA, LLP ("BDO") was engaged by Commonwealth Capital Corp. (the "Company") to audit the December 31, 2017 financial statements of the Commonwealth Income & Growth Fund IV ("2017 Audit") pursuant to an Agreement to Provide Services dated January 19, 2018 ("2017 Audit Engagement Letter"). BDO has determined, in accordance with the terms of our 2017 Audit Engagement Letter, that after due consideration and exercise of our professional judgement, the circumstances require that we resign from the 2017 Audit.

BDO also was engaged by the Company to audit the consolidated financial statements of the Company and its Subsidiaries as of February 28, 2019 ("2019 Audit) pursuant to an Agreement to Provide Services dated February 22, 2019 ("2019 Audit Engagement Letter"). BDO similarly has determined in accordance with the terms of our 2019 Audit Engagement Letter, that after due consideration and exercise of our professional judgement, the circumstances require that we resign from the 2019 Audit.

Separately, by e-mail dated January 8, 2021, BDO sent the Company four separate Agreements to Provide Services relating to the following audits ("2020/2021 Audits") which have not yet been executed by the Company ("Unexecuted Agreements"):

- Commonwealth Income & Growth V as of December 31, 2020
- Commonwealth Income & Growth VI as of December 31, 2020
- Commonwealth Income & Growth VII LP as of December 31, 2020
- Commonwealth Income & Growth Private Fund I, LLC as of December 31, 2020
- Commonwealth Income & Growth Private Fund II, LLC as of December 31, 2020
- Commonwealth Income & Growth Private Fund III, LLC as of December 31, 2020
- Commonwealth Income & Growth Private Fund IV, LLC as of December 31, 2020
- Commonwealth Income & Growth Private Fund 5, LLC as of December 31,2020
- Commonwealth Opportunity Fund, LLC as of December 31, 2020

- Commonwealth Opportunity Fund 2, LLC as of December 31, 2020
- Commonwealth Capital Corporation as of February 28, 2021
- Commonwealth Income & Growth Fund Inc. as of February 28, 2021

BDO now rescinds those Unexecuted Agreements, as we do not desire to be engaged to perform the 2020/2021 Audits.

Further, BDO will not stand for reappointment as auditor of Commonwealth Capital Securities Corp. relating to its financial statements for the fiscal year ending February 28, 2021 and for future periods. In advance of the Company sending its written notification to the SEC and FINRA advising of its change in Auditor for Commonwealth Capital Securities Corp., BDO requests that it be provided a draft of the letter the Company intends to send, and BDO will provide the letters it is required to provide to the SEC and FINRA for the Company to attach to its letter. In the event the Company does not provide a draft of its intended letter to BDO, BDO will send its required communication directly to the SEC and FINRA.

For the avoidance of doubt, BDO does not desire to provide the services identified above or any other services to the Company, Commonwealth Capital Securities Corp. or any related entities going forward.

BDO will assist the Company and Commonwealth Capital Securities Corp in the transition to a new CPA in accordance with any applicable professional standards.

Very truly yours,

BDO USA, LLP